                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, DC   20549

                              ___________________

                                    FORM 8-K

                                 CURRENT REPORT
                       PURSUANT TO SECTION 13 OR 15(d) OF
                      THE SECURITIES EXCHANGE ACT OF 1934


        Date of Report (Date of earliest event reported):  May 17, 1996
                                                           ------------
                             GANDER MOUNTAIN, INC.
                             ---------------------
             (Exact name of registrant as specified in its charter)

                                    Wisconsin
            -------------------------------------------------------
                 (State or other jurisdiction or incorporation)



          0-14579                                   39-1742710
- ---------------------------------          ------------------------------
(Commission File Number)                    (I.R.S. Employer I.D. No.)


Highway W,  P.O. Box 128
     Wilmot, Wisconsin                                53192
- ---------------------------------          ------------------------------
(Address of Principal Executive                         ( Zip Code )
           Offices)

                                  414-862-2331
              ----------------------------------------------------
              (Registrant's telephone number; including area code)

Item 2.      Acquisition or Disposition of Assets

      a. On May 17, 1996, the Company sold selected catalog assets including the customer list, certain other intangible assets and selected inventory with an aggregate net book value of approximately $26.5 million to Cabela's Incorporated for $35.0 million in cash. As a result of the sale, the Company is exiting the catalog business and winding-down its catalog operations during the fourth quarter of fiscal 1996. No additional catalogs are planned to be mailed and no new catalog inventory is being purchased. Catalog sales orders are being filled through no later than mid-June 1996 from the remaining catalog inventory.
             The catalog business exit strategy will include liquidation of the remaining catalog inventory not sold above (primarily through the retail stores), selling the fixed assets of the catalog business and selling the Company's combined headquarters, distribution and retail store facility in Wilmot, WI with the intent of leasing back the portion needed for the retail business. The sale price was determined by arms length negotiation.


Item 7.      Financial Statements and Exhibits

      b. Pro forma financial information is attached for the transaction described in Item 2 above.

      c.     Exhibits
             2. Asset Purchase Agreement between Cabela's, Inc. and Gander Mountain, Inc., dated as of April 10, 1996.





                                   SIGNATURE

             Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                                 GANDER MOUNTAIN, INC.

             Date:  June 3, 1996                BY______________________
                                                  Kenneth C. Bloom
                                                  Chief Financial Officer

                             GANDER MOUNTAIN, INC.

                  PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS
                                  (Unaudited)


The accompanying unaudited pro forma consolidated financial statements include the effects of the sale of selected catalog assets to Cabela's Incorporated on May 17, 1996 and the catalog business wind-down and exit strategy, as described below, as if such events had occurred, for balance sheet purposes, on March 30, 1996 and, for statement of operations purposes, on July 3, 1994. These unaudited pro forma consolidated financial statements are provided for informational purposes only and should be read in conjunction with the Company's Consolidated Financial Statements and Notes thereto.

On May 17, 1996, the Company sold selected catalog assets including the customer list, certain other intangible assets and selected inventory with an aggregate net book value of $26.5 million to Cabela's Incorporated for $35.0 million in cash. As a result of the sale, the Company is exiting the catalog business and winding-down it's catalog operations during the fourth quarter of fiscal 1996. No additional catalogs will be mailed and no new catalog inventory is being purchased. Catalog sales orders are being filled through no later than mid-June 1996 from the remaining catalog inventory. The catalog business exit strategy includes liquidation of the remaining catalog inventory not sold above (primarily through the retail stores), selling the fixed assets of the catalog business and selling the Company's combined headquarters, distribution and retail store facility in Wilmot, WI with the intent of leasing back the portion needed for the retail business.

The unaudited pro forma adjustments are based upon available information and certain assumptions and estimates that management believes are reasonable in the circumstances and are subject to audit adjustments. The unaudited pro forma consolidated financial information purports neither to represent what the Company's financial position or results of operations would actually have been if the events had occurred on the dates specified nor to be indicative of the Company's future results.

                             GANDER MOUNTAIN, INC.
                 PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS
                            Year Ended July 1, 1995
                   (in thousands, except for per share data)

                                                                     Pro Forma
                                                                   Adjustments for
                                                                   Sale of Catalog
                                                                   Assets and Exit
                                                                    from Catalog       Pro Forma
                                                       Historical    Business (1)      As Adjusted
                                                       ----------  ---------------     -----------
Net sales                                               297,784       (202,270)          95,514
Cost of goods sold                                      201,843       (136,992)          64,851
                                                       --------       --------          -------
Gross profit                                             95,941        (65,278)          30,663

Selling, general & administrative (2)                    95,453        (62,421)          33,032
Special charge (3)                                       11,510        (11,200)             310
                                                       --------       --------          -------

Loss from operations                                    (11,022)         8,343           (2,679)

Net interest expense (4)                                  4,635         (2,577)           2,058
Other  - net (5)                                          1,326           (602)             724
                                                       --------       --------          -------

Loss before income taxes                                (16,983)        11,522           (5,461)

Income tax provision (6)                                 (6,199)         4,206           (1,993)
                                                       --------       --------          -------

Net loss                                                (10,784)         7,316           (3,468)

Preferred redeemable stock dividends                      1,112         -                 1,112
                                                       --------       --------          -------

Net loss to common shareholders                        ($11,896)        $7,316          ($4,580)
                                                       ========       ========          =======
Net loss per share:
       Primary                                           ($3.69)                         ($1.42)
                                                       ========                         =======
       Fully Diluted                                     ($3.69)                         ($1.42)
                                                       ========                         =======

Weighted Average common and
common equivalent shares:
       Primary                                            3,224                           3,224
                                                       ========                         =======
       Fully Diluted                                      3,224                           3,224
                                                       ========                         =======


                             GANDER MOUNTAIN, INC.
                 PRO FORMA CONSOLIDATED STATEMENT OF OPERATIONS
                 For the Thirty-Nine Weeks Ended March 30, 1996
                   (in thousands, except for per share data)

                                                                      Pro Forma
                                                                   Adjustments for
                                                                   Sale of Catalog
                                                                   Assets and Exit
                                                                     from Catalog      Pro Forma
                                                       Historical    Business (1)     As Adjusted
                                                       ----------  --------------     -----------
Net sales                                               264,486       (151,105)         113,381
Cost of goods sold                                      186,014       (104,791)          81,223
                                                       --------       --------          -------
Gross profit                                             78,472        (46,314)          32,158

Selling, general & administrative (2)                    81,159        (49,221)          31,938
Special charge (3)                                        5,300         (1,627)           3,673
                                                       --------       --------          -------

Loss from operations                                     (7,987)         4,534           (3,453)

Net interest expense (4)                                  5,006         (2,092)           2,914
Other  - net (5)                                            406           (205)             201
                                                       --------       --------          -------
Loss before income taxes                                (13,399)         6,831           (6,568)

Income tax provision                                        408         -                   408
                                                       --------       --------          -------
Net loss                                                (13,807)         6,831           (6,976)

Preferred redeemable stock dividends                        832         -                   832
                                                       --------       --------          -------

Net loss to common shareholders                        ($14,639)        $6,831          ($7,808)
                                                       ========       ========          =======
Net loss per share:
Primary                                                  ($4.51)                         ($2.40)
                                                       ========                         =======
Fully Diluted                                            ($4.51)                         ($2.40)
                                                       ========                         =======
Weighted Average common and
common equivalent shares:
Primary                                                   3,247                           3,247
                                                       ========                         =======
Fully Diluted                                             3,247                           3,247
                                                       ========                         =======

                             GANDER MOUNTAIN, INC.
                      PRO FORMA CONSOLIDATED BALANCE SHEET
                                 March 30, 1996
                                 (in thousands)

                                                              Pro Forma Adjustments (1)
                                                      ----------------------------------------
                                                      Sale of Catalog        Exit from Catalog   Pro Forma
                                          Historical       Assets                 Business      As Adjusted
                                          ----------  ---------------        -----------------  -----------
ASSETS
Current assets:
       Cash                                 $5,278         -                     -                 $5,278
       Accounts receivable                   5,076         -                     -                  5,076
       Inventory                            69,828        (26,315)(7)            -                 43,513
       Prepaid catalog expenses              3,723         -                     (1,923)(9)         1,800
       Assets held for sale                    100         -                      8,644 (10)        8,744
       Other current assets                     36         -                     -                     36
                                          --------       --------              --------           -------
                                            84,041        (26,315)                6,721            64,447

Property and equipment - net                33,697         -                    (18,195)(11)       15,502
Intangible assets - net                        610           (149)(7)              (438)(12)           23
                                          --------       --------              --------           -------
                                          $118,348       ($26,464)             ($11,912)          $79,972
                                          ========       ========              ========           =======

LIABILITIES AND SHAREHOLDERS' EQUITY

Current liabilities:

       Accounts payable                    $25,021         -                     -                $25,021
       Notes payable to bank                47,459        (14,071)(8)            -                 33,388
       Current portion of long-term oblig   19,500        (19,500)(8)            -                      0
       Other current liabilities            10,478         -                      4,127 (13)       14,605
                                          --------       --------              --------           -------
                                           102,458        (33,571)                4,127            73,014

Long-term obligations                            0         -                      2,119 (13)        2,119

Redeemable preferred stock                  20,000         -                     -                 20,000

Shareholders' deficit                       (4,110)         7,107 (14)          (18,158)(14)      (15,161)
                                          --------       --------              --------           -------
                                          $118,348       ($26,464)             ($11,912)          $79,972
                                          ========       ========              ========           =======



                             GANDER MOUNTAIN, INC.

         NOTES TO UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS


     (1) Reflects the sale of catalog inventory and intangible assets to Cabela's which occurred on May 17, 1996 and subsequent exit from the catalog business in the fourth quarter of fiscal 1996.

     (2) Selling, general and administrative expenses for the catalog business include historical allocations of centralized distribution center, information technology, accounting, administrative, human resource and loss prevention expenses of $11.7 million and $9.2 million, respectively, for the year ended July 1, 1995 and the thirty-nine weeks ended March 30, 1996. The allocations represent the estimated incremental expenses incurred on behalf of the catalog operations.

     (3) The fiscal 1995 special charge attributed to the catalog business includes $5.0 million for the abandonment of certain internally developed catalog business software, $4.5 million for the write-down of catalog aged inventory, $1.0 million severance for catalog personnel, $0.5 million EZ pay receivable bad debt reserve and $0.2 million in costs related to termination of two catalog joint ventures. The fiscal 1996 special charge attributed to the catalog business of $1.6 million is based on the proportion of catalog inventory to total inventory included in the liquidation plan.

     (4) The pro forma adjustments to interest expense were calculated assuming the net proceeds from the catalog assets sale of $33.6 million were used to retire all long term loans outstanding and a portion of the revolving line of credit indebtedness at July 3, 1994. The average interest rates for such indebtedness was 7.1 percent and 8.2 percent, respectively, for the year ended July 1, 1995 and the thirty-nine weeks ended March 30, 1996.

     (5) The pro forma adjustments to other expense include amortization associated with intangible assets sold or written-off as part of the disposition of the catalog business of $0.3 million and $0.2 million, respectively, for the year ended July 1, 1995 and the thirty-nine weeks ended March 30, 1996.

     (6) The pro forma income tax benefit adjustment for the year ended July 1, 1995 is based on the Company's historical effective tax rate.

     (7) Book value of inventory and customer list intangible asset included in catalog assets sold.

                             GANDER MOUNTAIN, INC.

         NOTES TO UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS


     (8) Cash proceeds have been reduced by $1.4 million representing estimated transaction costs for financial advisors, associate transaction incentives, bank fees and legal expenses. The net proceeds from the catalog assets sale of $33.6 million were used to retire all long term loans outstanding and with the remainder applied against the revolving line of credit indebtedness.

     (9) Represents write-off of prepaid catalog expenses of $1.4 million for which there will be no future catalog sales benefit as a result of exiting the catalog business and the write-down to estimated net realizable value of prepaid paper stock of $0.3 million and the reclassification of the balance of $0.3 million to assets held for sale.

     (10) Represents reclassification of various catalog fixed assets to assets held for sale at estimated net realizable value less selling costs as well as the paper stock noted in Note (9).

     (11) Represents the net book value of assets which will be held for sale including the fixed assets of the catalog business and the Company's combined headquarters, distribution and retail store facility.

     (12) Represents the write-off of deferred organization and financing costs with no future benefits as a result of the disposition of the catalog operation.

     (13) Represents future costs associated with the disposition of the catalog business. The remaining value of operating lease obligations relating to computer equipment used only in the catalog business amounts to $3.1 million, of which $2.1 million extends beyond one year. Severance and stay-put bonuses for catalog associates amount to $1.5 million and reserves of $1.7 million for future estimated costs, claims and contingencies.

                             GANDER MOUNTAIN, INC.

         NOTES TO UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS


     (14) The net estimated pro forma increase to shareholders' deficit of $11.1 million is calculated as follows (in millions):

             Gross proceeds                                                                $ 35.0
             Less:
                 Book value of assets sold                                                   26.5
                 Direct transaction costs                                                     1.4
                 Assets held for sale write-downs to net realizable value                     9.9
                 Value of remaining catalog lease obligations                                 3.1
                 Severance and stay-put bonuses                                               1.5
                 Write-off prepaid catalog expenses                                           1.4
                 Reserve for future estimated costs, claims and contingencies                 1.7
                 Write-off deferred organization and financing costs                          0.4
                 Other                                                                        0.2

             Tax benefit - offset entirely by valuation allowance                               -
                                                                                           ------
             Net adjustment to shareholders' deficit                                       $ 11.1
                                                                                           ======


                            ASSET PURCHASE AGREEMENT


                 THIS AGREEMENT is made and entered into as of the 10th day of April, 1996, by and between CABELA'S INCORPORATED, a Nebraska corporation ("Purchaser"), on the one hand, and, on the other hand, GANDER MOUNTAIN, INC., a Wisconsin corporation ("GMI"), and GMO, Inc., a Wisconsin corporation and a wholly owned subsidiary of GMI ("GMO") (GMI and GMO are collectively herein referred to as "Gander Mountain").

                 WHEREAS, Gander Mountain, through GMI and GMO, is engaged (among other businesses) in the business of selling hunting, fishing and camping equipment and other outdoor sporting and recreational goods and services through mail order catalogs (the "Catalog Division"); and

                 WHEREAS, Gander Mountain desires to sell certain of the assets of the Catalog Division set forth herein to Purchaser and Purchaser desires to purchase such assets, all on terms provided herein.

                 NOW, THEREFORE, in consideration of the premises and of the mutual promises in this Agreement, the parties hereto agree as follows:

                 1.       SALE OF ASSETS AND ASSUMPTION OF LIABILITIES

                          a. SALE OF ASSETS. Subject to the terms and conditions hereof, on the "Closing Date" and at the "Closing" (both as defined below), Gander Mountain shall sell to Purchaser and Purchaser shall purchase from Gander Mountain the following assets (the "Transaction"), as of the Closing (the assets to be sold hereunder being collectively referred to herein as the "Purchased Assets"):

                                  (1) INVENTORY. Certain inventory of the Catalog Division, chosen by Purchaser as provided in Section 3 out of the total inventory of the Catalog Division, having a Book Value (as defined herein) of $26 million (the "Firm Inventory"), plus such other inventory of the Catalog Division as the parties shall mutually agree upon as provided in
                 Section 3 (the "Optional Inventory" and, together with the Firm Inventory, the "Purchased Inventory").

                                  (2) CUSTOMER LISTS. All customer lists, whenever created, of the Catalog Division, including buyers' inquiries, prospects, commercial account lists (i.e. customer exchange and list rental arrangements, data from vendors and all other sources) and business, international and government accounts and any and all information and files concerning all past, present and prospective customers of the Catalog Division, including archives, related data bases, service bureaus or other similar data management systems, source materials and all hard copy and electronic materials which embody the customer list, together with the history and back-up materials in respect of the list, as well as customer item and order history and all other data concerning the customers of the Catalog Division and any agreements with brokers, service bureaus or agents permitting such parties to sell customer list rental and exchange agreements or any similar arrangements (all of the foregoing is referred to as the "Customer Lists"). The Customer Lists shall specifically include all information regarding customers or potential customers of the retail stores of Gander Mountain to the extent used for any purpose by the Catalog Division.

                                  (3)      MISCELLANEOUS ASSETS.  The items
                 described on Schedule 1(a)(3) attached hereto ("Miscellaneous Assets").

                                  (4)      LICENSE.  The rights to be granted
                 to Purchaser by Gander Mountain under the License Agreement (as hereinafter defined).

                          b. AT&T AGREEMENT. Subject to the terms and conditions hereof, on the Closing Date and at the Closing, Purchaser shall assume and agree to discharge in accordance with its terms, all liabilities and obligations of GMI, GMO or any subsidiary thereof
         under the instrument   entitled "Contract Tariff No. Gander" (#2363)
         dated 5/19/95 (the "AT&T Agreement") with AT&T Communications ("AT&T") other than liabilities and obligations for (i) AT&T ACCUNET T1.5 Service Access Connections and (ii) AT&T Terrestrial 1.544 Mbps Local Channel Services, including installation charges and liabilities relating to early termination of such Terrestrial Local Channel Services. Such liabilities and obligations shall be assumed regardless of any failure of AT&T to consent thereto, in the event such consent is required. The liabilities and obligations under the AT&T Agreement to be assumed by Purchaser hereunder are referred to herein as the "AT&T Liabilities." From and after execution hereof, Gander Mountain shall provide Purchaser its full cooperation and assistance in negotiating with AT&T to obtain consent to the assignment of the AT&T Agreement and certain amendments thereto including elimination of commitment penalties and reduction in tariff amounts. The parties shall use best efforts to obtain such consent and amendment as soon as reasonably practicable but no later than May 19, 1996. Without limiting the generality of the foregoing, Gander Mountain shall submit to AT&T such applications and requests to accomplish such consent and amendment as may be reasonably requested by Purchaser. In no event shall Gander Mountain be required to provide consideration to AT&T or any other person in connection with its agreements set forth above.

                          c. NO OTHER LIABILITIES ASSUMED. Other than the AT&T Liabilities, in no event shall Purchaser assume or incur any liability or obligation hereunder in respect of the Catalog Division or any other liability of Gander Mountain or any of its subsidiaries or affiliates.

                 2.       PURCHASE PRICE

                          a. GENERAL. The purchase price (the "Purchase Price") for the Purchased Assets and the Noncompetition Agreement (as hereinafter defined) shall be as follows:

                                  (1)      For the Firm Inventory, the sum of
                   $20 million.

                                  (2) For the Optional Inventory (if any), the Book Value thereof, unless otherwise agreed between the parties.

                                  (3)      For the Customer Lists and the
                   Miscellaneous Assets, the sum of $7.5 million.

                                  (4)      For the License Agreement and the
                   Noncompetition Agreement, the sum of $7.5 million.

                          b. PAYMENT OF PURCHASE PRICE. The Purchase Price shall be paid in full to GMI and GMO, jointly, as their interests appear, in immediately available funds on the Closing Date, by wire transfer to such bank account as shall be specified by GMI not less than two business days prior to Closing; provided, however, that such payment shall be reduced by any amount previously drawn against the Letter of Credit (as defined below).

                          c. ALLOCATION OF PURCHASE PRICE. The Purchase Price shall be allocated to the Purchased Assets for purposes of
         Section 1060 of the Internal Revenue Code of 1986 as specified in
         Section 2(a). In that regard, the parties agree to (i) treat and report the transactions contemplated hereunder in all respects consistent with the allocation provided for in this subsection (c) for purposes of federal, state or local tax, and (ii) not take any action inconsistent with such allocation.

                          d. BOOK VALUE. For purposes of determining the Purchase Price, the "Book Value" of an item of inventory shall be its cost as reflected in the "Item Master File" on the books of Gander Mountain at the Closing Date, which file shall continue to be maintained consistently with past practice as reflected in financial statements of Gander Mountain previously provided to Purchaser, provided, in no event shall the Book Value of any item of inventory on the Inventory List exceed the amount shown for such item on the Inventory List (as hereinafter defined).

                          e. LETTER OF CREDIT. Upon the execution and delivery of this Agreement, Purchaser shall provide to Gander Mountain an irrevocable standby letter of credit issued by a banking institution reasonably acceptable to Gander Mountain. Such letter of credit (the "Letter of Credit") shall be in the amount of $7.0 million (until increased to $10.0 million as provided in the last sentence of this section 2(e)) and shall provide for the immediate disbursement of the entire principal amount to GMI at 12:00 noon prevailing time (or, if earlier, at the issuing bank's wire transfer deadline) on the third business day following presentation to the issuer and Purchaser of a certificate, duly executed by the Chairman, President or Chief Financial Officer of GMI, stating that Gander Mountain has tendered to Purchaser delivery of all items required under Section 7(b) against payment or delivery of the items required under Sections 7(c) and 7(e), and all other conditions precedent to the Purchaser's obligations to close as provided in
         Section 7(d) hereof have been fulfilled. Gander Mountain acknowledges that if Gander Mountain were to obtain the proceeds of the Letter of Credit even though the conditions precedent as provided in Section 7(d) had not been fulfilled, Purchaser would be irreparably damaged and would not have an adequate remedy at law. Accordingly, Gander Mountain agrees that Purchaser shall be entitled to permanent injunction prohibiting disbursement of the Letter of Credit in the event that the conditions precedent as provided in Section 7(d) have not been fulfilled and, pending a final, nonappealable decision after a full hearing, Gander Mountain agrees that in such event Purchaser shall be entitled to a temporary restraining order and/or preliminary injunction without the requirement of posting a bond provided the Purchaser obtains such an order prior to payment of the Letter of Credit by the issuer. The parties agree that any proceeding by Purchaser seeking an injunction may only be brought in a court of competent jurisdiction in Lincoln, Nebraska, and Gander Mountain hereby waives any and all objections for lack of jurisdiction, improper venue and inconvenience of forum of any such court. Nothing contained in this Section 2(e) is intended or shall be construed to affect the burden of proof necessary for Purchaser to obtain a temporary restraining order or a temporary or permanent injunction prohibiting disbursement of the Letter of Credit. On April 17, 1996, Purchaser shall provide to Gander Mountain a substitute letter of credit in the amount of $10.0 million which shall be exchanged for the initial letter of credit.

                 3.       INVENTORY CHOICE AND SEGREGATION

                          Purchaser shall, at all times prior to Closing, have access during normal business hours, and on reasonable notice to Gander Mountain management, to Gander Mountain's inventory and historical sales records and warehousing or inventory storage facilities, for the purpose of determining its choice of inventory items which will constitute Firm Inventory and which, if any, Purchaser wishes to offer to purchase as Optional Inventory. Immediately following execution hereof, Gander Mountain shall provide Purchaser inventory reports with regard to the inventory of the Catalog Division in such form and with such frequency as are customarily produced by Gander Mountain. Purchaser may immediately begin to provide Gander Mountain listings of the descriptions, quantities and Book Values of items of inventory out of the total inventory of the Catalog Division chosen by Purchaser as to selection and quantity in its sole and absolute discretion without any right of rejection in favor of Gander Mountain to constitute Firm Inventory in sufficient detail that the same may be called out of Gander Mountain's inventory storage. Gander Mountain will provide reasonable support, including personnel, to assist in this process. Purchaser shall provide all such listings to Gander Mountain no later than 21 days after the date hereof. Within 10 days after the date Purchaser provides each such listing, Gander Mountain shall provide Purchaser copies of invoices showing the cost of all items of Firm Inventory. During the 21 day period following the date hereof, Purchaser shall also have the right to provide Gander Mountain listings of inventory items to constitute Optional Inventory. Within 5 days after receiving each such listing, Gander Mountain shall advise Purchaser whether it wishes to accept Purchaser's offer to purchase the specified Optional Inventory. Failure of Gander Mountain to give notice of acceptance during such period shall constitute a rejection of Purchaser's offer. Gander Mountain shall cause the Firm Inventory as so specified (and the Optional Inventory after acceptance of Purchaser's Offer for same), to be segregated immediately following identification by Purchaser, under the observation of representatives of Purchaser and held at Gander Mountain's Wilmot, Wisconsin facility until the Closing and thereafter until removed by Purchaser but not later than one year after Closing. Gander Mountain shall also promptly upon designation by Purchaser mark the Firm Inventory (and, after acceptance of Purchaser's Offer for Optional Inventory, shall mark the Optional Inventory) as not available for sale on its inventory records and shall restrict access to the same by all Gander Mountain employees. Gander Mountain shall continue to maintain through Closing the insurance in effect at the date hereof covering the Purchased Inventory. Beginning at Closing, Purchaser shall insure all Purchased Inventory. Beginning on the Closing Date, Purchaser shall be entitled to rent-free storage of the Purchased Inventory along with office space, conference rooms, and telephone service (at Purchaser's expense as to telephone service to the extent of long distance usage) reasonably necessary to the liquidation by Purchaser of the Purchased Inventory until the first anniversary of the Closing Date, and to employ reasonable security measures with respect to the Purchased Inventory at Purchaser's cost with respect thereto. All Purchased Inventory stored at such facility shall be stored at the sole risk of Purchaser after Closing who shall be solely responsible for any damage thereof or shrinkage thereof, other than damage or shrinkage caused by the gross negligence or willful misconduct of employees or agents of Gander Mountain, to the extent not covered by Purchaser's insurance.

                 4.  REPRESENTATIONS AND WARRANTIES OF GANDER MOUNTAIN

                 GMI and GMO hereby jointly and severally represent and warrant to Purchaser that the following statements in this Section 4 are true and correct on the date hereof (each of which representations and warranties is qualified to the extent so referenced in the Schedule applicable thereto):

                          a.      ORGANIZATION.  GMI and GMO are each
         corporations duly organized and validly existing under the laws of the State of Wisconsin. Each of GMI and GMO has all requisite corporate power and authority to own or lease and to operate and use the Purchased Assets and to carry on the Catalog Division as now conducted. True and complete copies of the articles of incorporation and all amendments thereto and of the by-laws, as amended to date, of each of GMI and GMO have been delivered to Purchaser. GMI is the owner of all the issued and outstanding capital stock of GMO.

                          b. TITLE TO ASSETS. GMI or GMO have good and marketable title to the Purchased Assets free and clear of all liens, security interests, assignments of trademarks and service marks, restrictions on transfer, options to acquire and other encumbrances (collectively, "Liens"), except the Liens set forth on Schedule 4(b) hereto which, other than the Lien of Direct Digital, shall be released as of Closing. Gander Mountain has complete and unrestricted power and right to sell, assign and convey the Purchased Assets as contemplated hereby, subject to the consent from the banks who are parties to the Revolving Credit Agreement and Term Loan Agreement, as amended, between among others, such banks, GMI and GMO (the "Credit Agreement"). At Closing, Purchaser shall receive good and marketable title to all the Purchased Assets free and clear of all Liens, other than the Lien of Direct Digital and except for Liens created by or through Purchaser.

                          c.      AUTHORITY OF GANDER MOUNTAIN.

                                  (1)      GMI and GMO each have the corporate
                 power, authority and legal right to execute, deliver and perform this Agreement and all agreements, instruments and certificates referred to herein including, without limitation, the License Agreement and Noncompetition Agreement (the "Related Documents") to be executed by either GMI and/or GMO. The execution, delivery and performance by each of GMI and GMO of this Agreement and the Related Documents have each been properly authorized by all necessary corporate action of GMI and GMO. This Agreement has been duly executed and delivered by GMI and GMO, and this Agreement constitutes, and upon execution and delivery of the Related Documents by GMI and GMO, such Related Documents will constitute the valid and binding agreements of GMI and GMO enforceable against GMI and GMO in accordance with their respective terms, subject to bankruptcy, insolvency, moratorium and other laws affecting creditors generally and to the discretion of a court to grant equitable remedies.

                                  (2)      Neither the execution and delivery
                 of this Agreement by Gander Mountain nor Gander Mountain's execution and delivery of the Related Documents or the consummation of any of the transactions contemplated hereby or thereby nor compliance with or fulfillment of the terms, conditions and provisions hereof or thereof will:

                                        (a)     conflict with, result in a
                          breach of the terms, conditions or provisions of, or constitute a default, an event of default or an event creating rights of acceleration, termination or cancellation or a loss of rights under, or result in the creation or imposition of any lien upon any of the Purchased Assets under: the articles of incorporation or by-laws of GMI or GMO; other than the Credit Agreement and, if necessary, the AT&T Agreement, any material note, instrument or agreement to which GMI or GMO is a party or by which GMI or GMO or any of the Purchased Assets is bound; any judgment, order, award or decree of any federal, state or local court or tribunal to which GMI or GMO is a party or by which GMI or GMO or any of the Purchased Assets is bound; or any federal, state or local laws by which GMI or GMO or any of the Purchased Assets is bound; or

                                        (b)     violate any statute,
                          regulation, rule, injunction, judgment, order or decree or other restriction of any governmental body or court to which Gander Mountain is subject or require the approval, consent, authorization or act of, or the making by GMI or GMO of any declaration, filing or registration with, any third person or governmental body, except as provided under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (the "HSR Act") and the Securities Exchange Act of 1934, as amended (the "Exchange Act"), to the extent required.

                          d.      SALES TAXES.

                                  (1)      Assuming that the Purchased
                 Inventory is being purchased hereunder for resale by Purchaser, there are no transfer, sales or use taxes required to be made in connection with the transactions contemplated by this Agreement; provided, however, that if necessary, Gander Mountain shall timely file all transfer, sales and use tax returns, if any, required by all applicable state laws reflecting all transactions contemplated by this Agreement through the Closing Date and shall timely pay the applicable taxes shown due on such tax returns, except to the extent that such taxes arise solely as a result of Purchaser's acquisition of Purchased Inventory for any purpose other than for resale.

                                  (2)      Nothing contained in subparagraph
                 (1) above shall constitute an admission that any transfer, sales or use taxes are required to be paid, or transfer, sales or use tax returns required to be filed, in connection with the transactions contemplated by this Agreement.

                          e. CONFIDENTIALITY OF CUSTOMER LISTS. The confidentiality of the Customer Lists has been maintained by Gander Mountain and will continue to be maintained by Gander Mountain through the Closing Date. If necessary, at Closing, under the supervision of and in cooperation with Purchaser, the Customer Lists shall be erased from all systems of Gander Mountain (with all hard copies, tapes, discs, etc. either delivered to Purchaser or destroyed) and, to the extent any knowledge with respect to the Customer Lists is retained by Gander Mountain, its officers, directors, employees, representatives, brokers, service bureaus and agents, such information shall be deemed confidential and a trade secret of Purchaser, and shall not be disclosed to any third party or used in any manner for the benefit of Gander Mountain or any other person, without the prior written consent of Purchaser. Gander Mountain may, however, retain and use analyses of its Customer Lists performed prior to the date of this Agreement, reflecting solely the geographic breakdown by zip code of its customers but not reflecting any names, addresses or telephone numbers. Notwithstanding the foregoing, Gander Mountain shall neither be required to erase nor to keep confidential any information described in the last sentence of Section 1(a)(2).

                          f.      CUSTOMER LIST RENTAL AND EXCHANGE AGREEMENTS.
         Schedule 4(f) sets forth a list of all persons who, during the period January 1, 1995 - March 31, 1996, had the right to utilize to any extent and on any basis a customer list of the Catalog Division (all of such utilization having been through Chilicutt, except as set forth on Schedule 4(f)).

                          g. CUSTOMER LIST QUALITY. As of April 1, 1996, the Customer Lists included not less than the following:


                          1,290,000    -    0-12 month buyers
                            995,000    -    13-24 month buyers
                            785,000    -    25-36 month buyers
                          1,790,000    -    37-72 month buyers
                            695,000    -    0-12 month inquiries
                            875,000    -    13-24 month inquiries
                          2,065,000    -    25-48 month inquiries

                          h.      INTELLECTUAL PROPERTY.

                                  (1)      Schedule 4(h) contains a list of:

                                        (a)     all United States and state
                          trademarks, service marks and trade names for which registrations have been issued or applied for, and all other United States and state trademarks, service marks and trade names, owned by GMI or GMO or in which GMI or GMO holds any right, license or interest used in the Catalog Division, except that in case of trademarks, service marks and trade names which are not registered or for which registrations are not applied for, the foregoing warranty is given only to the best knowledge of Gander Mountain; and

                                        (b)     all agreements, commitments,
                          contracts, understandings, licenses, assignments and indemnities relating or pertaining to any asset, property or right of the character described in the preceding clause to which GMI or GMO is a party, other than those referred to on Schedule 4(b).

                                  (2)      With respect to the "Gander
                 Mountain" trade name, all of the registrations for such trade name, trademark and service mark are valid and in force and all without challenge of any kind, and GMI owns the entire right, title and interest in and to such trade name, trademark and service mark as well as the registration therefor without qualification, limitation, burden or encumbrance of any kind, other than as listed on Schedule 4(b).

                                  (3)      Gander Mountain has received during
                 the past 24 months no notice of any claim against Gander Mountain involving any conflict or claim of conflict with respect to the Gander Mountain trade name, trademark or service mark. To the best knowledge of Gander Mountain, no infringement of any trademark, service mark, trade name, or copyright or registration thereof has occurred or results in any way from the use of such mark in the operations or business of the Catalog Division. To Gander Mountain's best knowledge there is no infringing use of such mark by any other person.

                          i. LITIGATION MATTERS. As of the date hereof, there are no actions, suits, investigations or proceedings pending against or, to the best of Gander Mountain's knowledge, threatened against or affecting, Gander Mountain or any of the Purchased Assets before any court, arbitrator or government authority which, individually or in aggregate, could reasonably be expected to affect the validity of this Agreement or its enforceability against Gander Mountain, consummation by Gander Mountain of the transactions contemplated hereby or compliance with the terms hereof by Gander Mountain. As of the date hereof, there are no outstanding judgments, decrees or orders of any court or governmental authority against Gander Mountain which relate to or arise out of the conduct of the Catalog Division or the ownership, condition or operation of the Purchased Assets which, individually or in aggregate, could reasonably be expected to affect the validity, enforceability or performance of this Agreement by Gander Mountain. As of the date hereof, no challenge to the Transaction based upon GMI's failure to obtain shareholder approval therefor is pending and, to the actual knowledge of Ralph Freitag and David Lubar, no such challenge has been threatened.

                          j. INVENTORY. The listing of inventory of the Catalog Division dated April 2, 1996 and run at 16:52 C.S.T. provided to Purchaser by Gander Mountain (the "Inventory List") accurately reflects the items and prices of the inventory of the Catalog Division on hand as of such date in all material respects and, since that date, there have been no sales or other dispositions of inventory by the Catalog Division outside the ordinary course of business. As of April 9, 1996, the Catalog Division continues to hold inventory on the Inventory List of at least $35 million in cost (using the costs shown on the Inventory List).

                          k. DISCLOSURE. To the actual knowledge of Ralph Freitag and David Lubar, no representation or warranty made by Gander Mountain in this Agreement contains or shall contain any untrue statement of material fact or omits or shall omit a material fact necessary to make the statements contained therein not misleading.

                 5.       REPRESENTATIONS AND WARRANTIES OF PURCHASER

                 Purchaser hereby represents and warrants to Gander Mountain that the following statements in this Section 5 are true and correct on the date hereof (each of which representations and warranties is qualified to the extent so referenced in the Schedule applicable thereto):

                          a. ORGANIZATION OF PURCHASER. Purchaser is a corporation duly organized and validly existing under the laws of the State of Nebraska with all requisite corporate power and authority to own, operate and lease its properties and conduct its business.

                          b. AUTHORITY OF PURCHASER. Purchaser has the corporate power and authority and legal right to execute, deliver and perform this Agreement and all Related Documents to be executed by Purchaser. The execution, delivery and performance of this Agreement, and any Related Documents to be executed by Purchaser, have been properly and duly authorized by all required action of Purchaser.
         This Agreement has been duly executed and delivered by Purchaser and constitutes, and upon execution and delivery of the Related Documents by Purchaser, such Related Documents will constitute, the valid and binding agreements of Purchaser enforceable against Purchaser in accordance with their respective terms, subject to bankruptcy, insolvency, moratorium and other laws affecting creditors generally and to the discretion of a court to grant equitable remedies.

                          c. NO CONFLICTS; APPROVALS. Neither the execution and delivery of this Agreement by Purchaser nor Purchaser's execution and delivery of the other agreements and instruments to be delivered by Purchaser pursuant hereto or the consummation of any of the transactions contemplated hereby or thereby nor compliance with or fulfillment of the terms, conditions and provisions hereof or thereof will:

                                  (1) conflict with, result in a breach of the terms, conditions or provisions of, or constitute a default, an event of default or an event creating rights of acceleration, termination or cancellation or a loss of rights under the articles of incorporation or related instruments of Purchaser; any material note, instrument or agreement to which Purchaser is a party or by which Purchaser is bound; any judgment, order, award or decree of any federal, state or local court or tribunal to which Purchaser is a party or by which Purchaser is bound; or any federal, state or local laws to which Purchaser is bound; or

                                  (2)      require the approval, consent,
                 authorization or act of, or the making by Purchaser of any declaration, filing or registration with, any third person or governmental body, except as provided under the HSR Act.

                          d. SOURCE OF FUNDS. Purchaser's source of funds for the payment of the cash portion of the Purchase Price is from internal funds and through its existing revolving credit facility provided by a group of banking institutions and such sources are sufficient to enable Purchaser to pay the amounts to be paid by it pursuant to Section 7(c)(1) at the Closing.

                          e. BUSINESS OF PURCHASER. Purchaser's principal business is direct marketing through the catalog known as "Cabela's."

                          f.      STOCK OF GMI.  Purchaser is not the
         "beneficial owner" (within the meaning of Wis. Stat. Section 180.1140(3)) of more than 5% of the Common Stock of GMI and has not been such a beneficial owner since April 9, 1993.

                 6.       COVENANTS PENDING CLOSING

                          a.      HSR ACT; GOVERNMENTAL APPROVALS.

                                  (1) As promptly as practicable after the date hereof, GMI and Purchaser or its ultimate parent entities, as appropriate, shall file with the Federal Trade Commission and the Antitrust Division of the Department of Justice the notifications and other information required to be filed under the HSR Act, or any rules and regulations promulgated thereunder, with respect to the transactions contemplated hereby. Each party warrants that in all material respects all such filings by it or its affiliates will be, as of the date filed and based on information available as of the date of filing, true and accurate and substantially in accordance with the requirements of the HSR Act and any such rules and regulations. Each of Purchaser and Gander Mountain agrees to make available to the other such information as each of them may reasonably request relative to its business, assets and property as may be required of each of them to file any additional information requested by such agencies under the HSR Act and any such rules and regulations.

                                  (2)      During the period prior to the
                 Closing Date, Purchaser and Gander Mountain shall act diligently and reasonably, and shall cooperate with each other, to secure any consents and approvals of any governmental body required to be obtained by them in order to permit the consummation of the transactions contemplated by this Agreement, or to otherwise satisfy the conditions set forth in Section 7 hereof.

                          b. CLOSING CONDITIONS. Purchaser and Gander Mountain agree to use their best efforts to cause to be fulfilled the conditions to their respective obligations hereunder set forth in
         Section 7 hereof, provided, however, that nothing herein shall require the Board of Directors of GMI or GMO to take any action if such Board determines in good faith, after advice of counsel, that taking such action would reasonably risk violating its fiduciary duties.

                          c. INVESTIGATION BY PURCHASER. Between the date hereof and the Closing Date, Gander Mountain shall furnish to Purchaser or its authorized representatives such additional information concerning the Purchased Assets as shall be reasonably requested, including all such information as shall be necessary to enable them to verify the accuracy of the representations and warranties contained in this Agreement, to verify that the covenants of Gander Mountain contained in this Agreement have been complied with and to determine whether the conditions set forth in Section 7(d) have been satisfied. Purchaser agrees that such investigation shall be conducted in such a manner as not to interfere unreasonably with the operations of Gander Mountain or the Catalog Division. Anything herein to the contrary notwithstanding, in no event shall Purchaser or any representative be entitled to access to or to receive any information (i) about the Customer Lists or any information therein, or (ii) which is subject to a confidentiality obligation on the part of Gander Mountain. Notwithstanding clause (i) in the prior sentence, to enable

         Purchaser to prepare for an expedited transition of the Customer Lists to Purchaser, from the date hereof to the Closing Date, Purchaser shall be entitled to merge the Customer Lists with Purchaser's own customer list and to purge all duplicative names if (i) such merger/purge operations are conducted solely through DMT or another organization acceptable to GMI, (ii) Purchaser is given no information about the names, addresses or telephone numbers on the Customer Lists and (iii) all resulting merged/purged customer lists are destroyed in the event the Closing does not occur. In addition, Purchaser shall be permitted to perform additional studies concerning the Customer Lists consistent with and subject to the limitations of the above terms.

                          d. NO SHOPPING. GMI shall not, nor shall it permit any subsidiary to nor shall it authorize or permit any officer, director, investment banker, attorney, accountant or other agent or representative retained by or acting under its authority to contact, initiate, solicit, enter into or conduct any negotiations or discussions or furnish any information to any person with respect to the sale, direct or indirect, of the Purchased Assets (except, in each case, for the transactions to be effected hereunder); provided, however, GMI shall be entitled to furnish information about GMI or any subsidiary (including any information about the Purchased Assets) to any person who GMI reasonably believes is capable of effecting a Superior Transaction (as defined in Section 8(a)(2) below), and shall be entitled to enter into and conduct discussions and negotiations with any such person with a view to entering into an agreement for a Superior Transaction and Purchaser shall have no claim against GMI nor any such person as a consequence thereof, including any contact with GMI by such person. As promptly as practicable after such contact, GMI shall advise Purchaser that GMI has been contacted by a person seeking to acquire the Purchased Assets directly or indirectly and if GMI furnishes information to such person, GMI shall as promptly as practicable also advise Purchaser that it has done so. Gander Mountain will promptly communicate to Purchaser the identity of the party making any proposal which it receives in respect of any actual or potential Superior Transaction. In no event will Gander Mountain enter into any agreement with respect to a Superior Transaction unless and until this Agreement has been terminated pursuant to Section 8(a)(2) below.

                          e. NOTICE OF DEVELOPMENTS. Gander Mountain and Purchaser will give prompt written notice to each other of any material adverse development causing a breach of any of its own representations and warranties set forth in Sections 4 and 5 above. No disclosure by either party pursuant to this Section 6(e), however, shall be deemed to amend or supplement the schedules provided by either party or to prevent or cure any misrepresentation, breach of warranty or breach of covenant.

                          f. BANKRUPTCY MATTERS. In the event that a voluntary or involuntary petition in bankruptcy is filed by or against Gander Mountain so that this Agreement or any Related Agreement becomes subject to the executory contract or unexpired lease provisions and requirements of 11 U.S.C. Sec. 365: (a) Gander Mountain shall immediately seek, on an expedited basis, authorization from the bankruptcy court to assume this Agreement and each Related Agreement and to provide adequate assurances in accordance with the terms and provisions of 11 U.S.C. Sec. 365(b)(1); (b) Gander Mountain shall make no demand for any action or forbearance from Purchaser or from the issuer of the Letter of Credit that relates in any way to this Agreement or any Related Agreement unless or until a final, nonappealable order is entered by a court of competent jurisdiction on the question of whether this Agreement and each Related Agreement should be assumed; (c) Gander Mountain hereby consents to relief from the automatic bankruptcy stay under 11 U.S.C. Sec. 362 so that Purchaser can take all action or forbear from any action as needed or appropriate to preserve its rights and protect its interests that relate in any way to the subject matter of this Agreement and each Related Agreement until a final, nonappealable order is entered by a court of competent jurisdiction on the question of whether this Agreement and each Related Agreement should be assumed; and (d) in the event that such court authorization for assumption of this Agreement and each Related Agreement is not obtained within a reasonable time after the bankruptcy filing, but in no event later than June 30, 1996, Gander Mountain hereby consents to relief from the automatic stay of 11 U.S.C. Sec. 362 so that Purchaser may take all necessary and appropriate action to terminate this Agreement, obtain possession of any funds held in escrow according to the terms of this Agreement, and take such other action or forbear from any action that is needed or appropriate to preserve its rights and protect its interests in light of such termination.

                          g. TAX CLEARANCE CERTIFICATES. Gander Mountain shall use its best efforts to obtain all available certificates from the Wisconsin Department of Revenue indicating that Purchaser shall not, by reason of the transactions contemplated hereby, become liable for any sales or use tax imposed by the State of Wisconsin.

                          h. VENDORS. Immediately following execution hereof, Gander Mountain shall provide Purchaser the names and addresses of its vendors and Purchaser shall have the right and authority to contact any such vendors for the purposes of discussing returns of Purchased Inventory, past business practices and any quality issues regarding Purchased Inventory.

                          i. PRESS RELEASE. Gander Mountain shall prepare any press releases announcing the execution of this Agreement and the Transaction, which shall be subject to prior approval of Purchaser with respect to the portions thereof describing Purchaser.


                 7.       CLOSING AND CLOSING DELIVERIES; CONDITIONS

                          a. CLOSING. The Closing shall take place at 9:00 a.m. local time no later than the third business day following the day on which the condition in Section 7(d)(3) is satisfied, at the offices of Koley, Jessen, Daubman & Rupiper, P.C., Omaha, Nebraska or at such other place as may be mutually agreed upon by the parties; provided, however, that if all the conditions precedent to the Closing shall not have been satisfied or waived by such date, and (i) the party which has failed to fulfill any condition not waived is diligently seeking to fulfill such condition, and (ii) it is reasonably expected that such condition can be fulfilled by June 30, 1996, then the Closing Date shall be extended to the third business day following the day on which such condition precedent has been fulfilled (or waived). The date on which the Closing shall actually occur is herein referred to as the "Closing Date." All actions to be taken and deliveries to be made at Closing shall be deemed to be conditions concurrent with the Closing. In case at any time after the Closing any further action is necessary or desirable to carry out the purposes of this Agreement, each of the parties will take such further action (including the execution and delivery of such further instruments and documents) as any other party reasonably may request, all at the sole cost and expense of the requesting party (unless the requesting party is entitled to indemnification therefore under Section 10 below).

                          b. GANDER MOUNTAIN DELIVERIES. At Closing, Gander Mountain shall deliver to Purchaser the instruments and documents specified below duly executed by an authorized officer of Gander Mountain, if applicable:

                                  (1)      a Bill of Sale to the Purchased
                 Assets in the form attached as Exhibit 7(b)(1) hereto, and concurrent possession of the Purchased Assets;

                                  (2) a certificate of the Secretary or an Assistant Secretary of GMI to the effect that the resolutions of GMI's directors authorizing the sale of the Purchased Assets to Purchaser pursuant to this Agreement have not been modified, revoked or repealed;

                                  (3)      the Letter of Credit;

                                  (4)      a license agreement in the form of
                 Exhibit 7(b)(4) attached hereto (the "License Agreement");

                                  (5)      a noncompetition agreement in the
                 form of Exhibit 7(b)(5) attached hereto (the "Noncompetition Agreement");

                                  (6)      an opinion of Foley & Lardner,
                 counsel to Gander Mountain, to the effect set forth on Exhibit 7(b)(6) attached hereto dated the Closing Date;

                                  (7)      properly-executed releases of all
                 Liens on the Purchased Assets including, but not limited to the Liens described on Schedule 4(b) hereto, except that notwithstanding the foregoing, no release shall be required of the Lien of Direct Digital on the Miscellaneous Assets;

                                  (8)      assignments of the interests in the
                 trademarks covered by the License Agreement properly executed by any bank, lender or other third party having a security interest or any other interest in such trademarks;

                                  (9)      certificates of existence for GMI
                 and GMO from the State of Wisconsin dated not more than ten
                 (10) days prior to Closing;

                                  (10) Consents and Covenants not to Sue in the form of Exhibit 7(b)(10) attached hereto properly executed by shareholders of GMI holding in the aggregate not less than 41% of the total votes that are entitled to be cast by holders of Common Stock and Preferred Stock of GMI when they vote together as a single class; and

                                  (11)     the certificates of Gander Mountain
                 contemplated under Sections 7(d)(1) and 7(d)(2) below.

                          c. PURCHASER DELIVERIES. At Closing, Purchaser shall deliver to Gander Mountain the instruments and documents specified below duly executed by an authorized officer of Purchaser, if applicable:

                                  (1)      the Purchase Price payable to GMI
                 and GMO jointly as their interests appear, by wire transfer in immediately available funds (reduced by any amount drawn against the Letter of Credit);

                                  (2)      resale or equivalent certificates
                 executed by Purchaser with respect to the inventory and any other personal property for which such certificates are required by law to avoid collection of sales tax on the sale of Purchased Assets hereunder;

                                  (3) a certificate of the Secretary or an Assistant Secretary of Purchaser to the effect that the resolutions of Purchaser's directors authorizing the purchase of the Purchased Assets from Gander Mountain pursuant to this Agreement have not been modified, revoked or repealed;

                                  (4)      the  License Agreement;

                                  (5)      a noncompetition agreement in the
                 form of Exhibit 7(c)(5) attached hereto (the "Purchaser Noncompetition Agreement");

                                  (6) an opinion of Koley, Jessen, Daubman & Rupiper, P.C., counsel to Purchaser, to the effect set forth on Exhibit 7(c)(6) attached hereto dated the Closing Date;

                                  (7)      a Certificate of Good Standing for
                 Purchaser from the State of Nebraska dated not more than ten
                 (10) days prior to Closing;

                                  (8)      an Assumption of the AT&T
                 Liabilities in the form of Exhibit 7(c)(8); and

                                  (9)      the certificates of Purchaser
                 contemplated under Sections 7(e)(1) and 7(e)(2) below.

                          d.      CONDITIONS PRECEDENT TO PURCHASER'S
         OBLIGATIONS. All obligations of Purchaser under this Agreement are subject to the fulfillment, on or prior to the Closing Date, of each of the following conditions (unless the fulfillment thereof is prevented by an act or omission of Purchaser):

                                  (1)      The representations and warranties
                 of Gander Mountain contained in Section 4 of this Agreement shall be deemed to have been made again at and as of the Closing Date with respect to the state of facts then existing (except that any representation and warranty which is expressly given as of the date hereof or as of any specified date shall be only deemed made as of the date hereof or as of such specified date and not as of the Closing Date), and shall then be true in all respects on and as of the Closing Date, except for any untruths which, individually and in the aggregate, are not material and adverse to the Purchased Assets; and there shall have been delivered to Purchaser a certificate to such effect, dated the Closing Date, signed on behalf of GMI and GMO by their respective Chairman, Chief Executive Officer or Chief Financial Officer.

                                  (2)      There shall have been no material
                 breach by Gander Mountain in the performance of any of its covenants and agreements herein (including, without limitation, the completion of the actions and delivery by Gander Mountain of all of the items specified in Section 7(b) of this Agreement), and there shall have been delivered to Purchaser a certificate to such effect, dated the Closing Date, signed on behalf of GMI and GMO by their respective Chairman, Chief Executive Officer or Chief Financial Officer.

                                  (3)      All applicable waiting periods,
                 including any extensions thereof, under the HSR Act shall have expired or otherwise been terminated.

                                  (4)      There shall not be in effect any
                 order issued by a court of competent jurisdiction enjoining the consummation of the Transaction or any part thereof.

                          e. CONDITIONS PRECEDENT TO GANDER MOUNTAIN'S OBLIGATIONS. All obligations of Gander Mountain under this Agreement are subject to the fulfillment, prior to or on the Closing Date, of each of the following conditions:

                                  (1)      The representations and warranties
                 of Purchaser contained in Section 5 of this Agreement shall be deemed to have been made again at and as of the Closing Date with respect to the state of facts then existing and shall then be true in all material respects on and as of the Closing Date; and there shall have been delivered to Gander Mountain a certificate to such effect, dated the Closing Date, signed on behalf of Purchaser by its President or any Vice President.

                                  (2)      There shall have been no material
                 breach by Purchaser in the performance of any of its covenants and agreements herein (including, without limitation, completion of the actions and delivery by Purchaser of all of the items specified in Section 7(c) of this Agreement), and there shall have been delivered to Gander Mountain a certificate to such effect, dated the Closing Date, signed on behalf of Purchaser by its President or any Vice President.

                                  (3)      All applicable waiting periods,
                 including any exclusions thereof, under the HSR Act shall have expired or otherwise been terminated.

                                  (4)      There shall not be in effect any
                 order issued by a court of competent jurisdiction enjoining the consummation of the Transaction or any part thereof.

                          f. WAIVER. Either party may, but shall have no obligation to, waive in its absolute discretion any delivery to it hereunder or any condition precedent to its obligations hereunder.

                 8.       TERMINATION

                          a.      GENERAL.

                                  (1)      Either party may terminate this
                 Agreement by giving written notice to the other party in the event that the conditions precedent to the performance of the obligations of the party giving such notice shall not have been fulfilled by June 30, 1996, unless the absence of such fulfillment is due to a breach of this Agreement by the party seeking to terminate this Agreement.

                                  (2)      Gander Mountain may terminate this
                 Agreement to enter into an agreement with a third party providing for the sale of any of the assets of GMI or any subsidiary, or any merger, business combination or similar transaction involving GMI, or a transaction in which a person makes a significant equity investment in GMI or any subsidiary, on terms which a majority of the Board of Directors of GMI in good faith believe are materially more favorable to GMI than the sale of the Purchased Assets hereunder (any such sale a "Superior Transaction"); provided, however, contemporaneously with the closing of such Superior Transaction, Gander Mountain shall pay to Purchaser the sum of $1,500,000 (the "Termination Fee") by wire transfer of immediately available funds.

                          b. EFFECT OF TERMINATION. If this Agreement is terminated under Section 8(a), then all obligations of Gander Mountain and Purchaser hereunder shall terminate; provided, however, that such termination shall not (i) relieve Gander Mountain or Purchaser from liability for any breach of this Agreement, which liability shall include, in addition to all damages otherwise recoverable under applicable law, all legal and other costs and expenses incurred by the non-breaching party in connection with this Agreement and the transactions contemplated hereby, including such costs and expenses as arise out of any legal proceeding incident to such breach, provided, however, Purchaser's liability for breach of this Agreement shall not exceed $10,000,000 or (ii) relieve Gander Mountain from its obligations to make payment to Purchaser of the Termination Fee upon the closing of a Superior Transaction.

                 9.       RISK OF LOSS

                 The risk of loss or damage to any of the tangible property, transfer of which is contemplated hereby, shall remain with Gander Mountain until Closing, except to the extent any such loss or damage is proximately caused by an act of Purchaser, in which event such loss shall be at the expense of Purchaser.

                 10.      INDEMNIFICATION

                          a. SURVIVAL. Except as otherwise set forth in this Section 10(a), the representations and warranties made in this Agreement or in any Related Agreement shall survive the Closing until the second anniversary thereof and shall thereupon expire together with any right to indemnification for breach thereof (except to the extent a written notice asserting a claim for breach of any such representation or warranty, describing the nature of the breach in reasonable detail, shall have been given prior to such date to the party which made such representation or warranty, in which case such representation and warranty shall survive, to the extent of such claim only, until such claim is resolved, whether or not the amount of the damages or expense resulting from such breach has been finally determined at the time the notice is given, if, but only if, in the case of a claim made by Purchaser by reason of a third party claim, the written notice is accompanied by a copy of the written notice of the third party claimant. The representations and warranties contained in Sections 4(a), 4(b) and 4(c) shall survive the Closing until the expiration of the applicable statute of limitations. The covenants and agreements contained herein to be performed or complied with at or after the Closing (other than the covenant and agreement to indemnify against breaches of representations and warranties, which shall expire as set forth in the first sentence of this Section 10(a)) shall survive the Closing until the expiration of the applicable statute of limitations.

                          b.      INDEMNIFICATION.

                                  (1)      If the Closing shall occur, Gander
                 Mountain shall indemnify Purchaser and hold it harmless from and against all "Losses" (as hereinafter defined) which are incurred or suffered by Purchaser (A) by reason of the breach of any of the representations or warranties made by Gander Mountain herein or in any Related Agreement, (B) by reason of the failure by Gander Mountain to perform or comply with any of the covenants or agreements contained herein or in any Related Agreement to be performed or complied with by Gander Mountain prior to, at or after the Closing, or (C) by reason of any liability or obligation of

         GMI or GMO which is asserted against Purchaser, other than the AT&T Liabilities; provided, however, that (x) Purchaser shall not be entitled to any recovery unless a claim for indemnification is made in accordance with paragraph (3)(A) of Section 10(b) and within the time period of survival set forth in Section 10(a); and (y) Purchaser shall not be entitled to recover any amount for indemnification claims under clause (A) of this paragraph (1), unless and until the amount of all claims exceeds, in the aggregate, an amount equal to $200,000, in which event Purchaser shall be entitled to recover the amount by which the aggregate of such claims exceeds $200,000. As used herein, the term "Losses" means any liability, loss, damage, deficiency, cost or expense (including reasonable attorneys' fees and disbursements), whether as a result of third-party claims or actual or direct Losses sustained by Purchaser, but shall not include damages for lost profits, unless the same have been sustained by a third party and are payable by Purchaser on account of claims against Purchaser by such third party. In no event shall Gander Mountain be obligated to indemnify Purchaser under this subparagraph (1) for any amount which, when added to all other amounts previously paid to Purchaser in regard to its indemnification obligations hereunder, exceeds the Purchase Price.

                                  (2)      If the Closing shall occur,
         Purchaser shall indemnify GMI and GMO and hold each of them harmless from and against all Losses which are incurred or suffered by any of them (A) by reason of the breach by Purchaser of any of the representations or warranties made by Purchaser herein or in any Related Document, (B) by reason of the failure by Purchaser to perform or comply with any of the covenants or agreements contained herein or in any Related Document to be performed or complied with by it prior to, at or after the Closing or (C) by reason of the AT&T Liabilities; provided, however, that: (x) Gander Mountain shall not be entitled to any recovery unless a claim for indemnification is made in accordance with paragraph (3)(A) of this Section 10(b) and within the time period set forth in Section 10(a); and (y) Gander Mountain shall not be entitled to recover any amount for indemnification claims under clause
         (A) of this paragraph (2) unless and until the amount of such claims exceeds, in the aggregate, an amount equal to $200,000, in which event Gander Mountain shall be entitled to recover the amount by which the aggregate of such claims exceeds $200,000. In no event shall Purchaser be obligated to indemnify Gander Mountain under this subparagraph (2) for any amount which, when added to all other amounts previously paid to Gander Mountain in regard to its indemnification obligations hereunder, exceeds the Purchase Price.

                                  (3)      (a) In the event that any party
         shall incur or suffer any Losses in respect of which indemnification may be sought by such party pursuant to the provisions of this Section 10(b), the party seeking to be indemnified hereunder (the "Indemnitee") shall assert a claim for indemnification by written notice (a "Notice") to the party from whom indemnification is sought (the "Indemnitor") stating the nature and basis of such claim, and, if such claim is with respect to a third party claim, accompanied by the documentation set forth in Section 10(a). In the case of Losses arising by reason of any third party claim, the Notice shall be given within 30 days of the filing or other written assertion of any such claim against the Indemnitee, but the failure of the Indemnitee to give the Notice within such time period shall not relieve the Indemnitor of any liability that the Indemnitor may have to the Indemnitee except to the extent that the Indemnitor is prejudiced thereby.

                                        (b)  The Indemnitee shall provide to
         the Indemnitor upon request all information and documentation reasonably necessary to support and verify any Losses which the Indemnitee believes give rise to a claim for indemnification hereunder and shall give the Indemnitor reasonable access to all books, records and personnel in the possession or under the control of the Indemnitee which would have bearing on such claim.

                                        (c)  In the case of third party claims
         for which indemnification is sought, the Indemnitor shall have the option, and with respect to such claims that are in respect of the AT&T Liabilities ("AT&T Claims"), shall have the obligation, at its sole cost and expense, (x) to conduct any proceedings or negotiations in connection therewith, (y) to take all other steps to settle or defend any such claim (provided that the Indemnitor shall not settle any such claim without the consent of the Indemnitee (which consent shall not be unreasonably withheld) and (z) to employ counsel to contest any such claim or liability in the name of the Indemnitee or otherwise. In any event, the Indemnitee shall be entitled to participate at its own expense and by its own counsel in any proceedings relating to any third party claim. The Indemnitor shall, within 45 days of receipt of the Notice, notify the Indemnitee of (or, in the case of AT&T Claims, confirm to the Indemnitee) its intention to assume the defense of such claim. Until the Indemnitee has received notice of the Indemnitor's election (or such confirmation) whether to defend any claim, the Indemnitee shall take reasonable steps to defend (but may not settle) such claim. If, in the case of any claim that is not an AT&T Claim, the Indemnitor shall fail to notify the Indemnitee within 45 days after receipt of the Notice whether or not the Indemnitor elects to defend such claim, the Indemnitee shall defend against such claim, and the Indemnitor shall reimburse the Indemnitee or pay directly for the costs and expenses thereof (including, without limitation, counsels' fees) on a periodic basis promptly upon receipt of Indemnitee's request therefor and written verification of such costs and expenses (provided that the Indemnitee shall not settle such claim without the consent of the Indemnitor, which consent shall not be unreasonably withheld). The expenses of all proceedings, contests or lawsuits in respect of such claims (other than those incurred by the Indemnitee which are referred to in the second sentence of this subparagraph (c)) shall be borne by the Indemnitor but only if the Indemnitor is responsible pursuant hereto to indemnify the Indemnitee in respect of the third party claim and, if applicable, only to the extent required by clause (y) of Section 10(b)(1) or 10(b)(2), whichever is applicable. Regardless of which party shall assume the defense of the claim, the parties agree to cooperate fully with one another in connection therewith. In the case of a claim for indemnification made under Section 10(b)(1)(A) or 10(b)(2)(A), (1) if (and to the extent) the Indemnitor is responsible pursuant hereto for indemnifying the Indemnitee in respect of the third party claim, then within ten days after the occurrence of a final non-appealable determination with respect to such third party claim, the indemnitor shall pay the Indemnitee, in immediately available funds, the amount of any Losses (or such portion thereof as the Indemnitor shall be responsible for pursuant to the provisions hereof, including, without limitation, clause (y) of Section 10(b)(1) or 10(b)(2), whichever is applicable), and (2) in the event that any Losses incurred by the Indemnitee do not involve payment by the Indemnitee of a third party claim, then, if (and to the extent) the Indemnitor is responsible pursuant hereto for indemnifying the Indemnitee against such Losses, the Indemnitor shall within ten days after agreement on the amount of Losses or the occurrence of a final non-appealable determination of such amount pay to the Indemnitee, in immediately available funds, the amount of such Losses (or such portion thereof as the Indemnitor shall be responsible for pursuant to the provisions hereof, including, without limitation, clause (y) of Section 10(b)(1) or 10(b)(2), whichever is applicable.

                                  (4)      The indemnification provided in this
        Section 10(b) shall be the sole and exclusive remedy for monetary damages for any inaccuracy or breach of any representation, warranty, covenant, agreement or any other obligation made by GMI or GMO or Purchaser in this Agreement (including the Schedules hereto) or in any Related Document; provided, however, nothing contained herein shall restrict the right of the parties to obtain equitable relief. All amounts payable by one party in indemnification of the other shall be considered an adjustment to the Purchase Price.

                                  (5)      Upon making any payment to an
        Indemnitee for any indemnification claim pursuant to this Section 10(b), the Indemnitor shall be subrogated, to the extent of such payment, to any rights which the Indemnitee may have against any other parties with respect to the subject matter underlying such indemnification claim.

        11.      BULK SALES ACT

        Gander Mountain shall furnish to Purchaser within seven business days after the date hereof: (i) the list of creditors (including parties to all litigation to which Gander Mountain or its subsidiaries and affiliates are parties) required to be furnished to comply with the bulk transfer laws of Wisconsin, Wis. Stat. Ann. Section 406.101 et seq. and any other applicable bulk transfer law (collectively, the "Bulk Transfer Laws") in connection with the sale and the transfer of the Purchased Assets (it being understood that the amounts contained on such list as known to Gander Mountain may be determined as of a time in advance of the delivery of such list to Purchaser but as close thereto as reasonably practicable) and (ii) all information with respect to Gander Mountain necessary for any notice to creditors that Purchaser desires to send under the

Bulk Transfer Laws. In connection therewith, Gander Mountain will take such other action as is reasonably requested by Purchaser to assist in complying with the Bulk Transfer Laws (it being understood that all costs relating to the mailing of the notice to creditors shall be the responsibility of Purchaser). Gander Mountain represents and warrants that such list and information and the schedule of property referred to below will be true and correct. Gander Mountain shall be entitled, if it so desires, to include in any mailing to creditors a letter from Gander Mountain, other than a letter to which Purchaser reasonably objects. In addition to the foregoing, Gander Mountain and Purchaser will jointly prepare the schedule of property required by the Bulk Transfer Laws.

                 12.      MISCELLANEOUS PROVISIONS

                          a. BROKERS. Each party represents to the other that all negotiations relative to this Agreement have been carried on by Gander Mountain and Purchaser, directly, and no broker or third party (other than Smith Barney Inc., whose fees and expenses are the responsibility of Gander Mountain, and Dain Bosworth Incorporated whose fees and expenses are the responsibility of Purchaser) has been employed with respect to the sale and transfer covered hereby and no one, other than Smith Barney Inc. and Dain Bosworth Incorporated, is entitled to any broker's fee or other similar compensation.

                          b. FURTHER EXECUTIONS AND DELIVERIES. From time to time at and after Closing, without further consideration, each of Gander Mountain and Purchaser agrees to execute and deliver to the other all such other and further instruments and documents, and affirmatively to cooperate with one another, as may be necessary to effectuate fully the transactions contemplated in this Agreement and the other documents and instruments referred to herein.

                          c. AMENDMENTS. This Agreement may be amended or modified only by a written instrument executed by Purchaser and Gander Mountain.

                          d. NOTICES. Any notice, demand, consent, approval, request, statement, document or other communications required or permitted to be given to or served upon either party hereto pursuant to this Agreement shall be in writing and shall be delivered personally (including by private carriers such as Federal Express), sent by facsimile transmission or sent by registered or certified mail, postage prepaid, addressed to such party as follows:

                          (1)      If to GMI or GMO:

                                   Gander Mountain, Inc.
                                   P.O. Box 128
                                   Highway W
                                   Wilmot, Wisconsin  53192
                                   Attention:  Ralph Freitag
                                   Fax No.:  (414) 862-3588

                                   with a copy to:

                                   Foley & Lardner
                                   777 East Wisconsin Avenue
                                   Milwaukee, Wisconsin  53202
                                   Attention:  Jeffrey H. Lane
                                   Fax No.:  (414) 297-4900

                          (2)      If to Purchaser:

                                   Cabela's Incorporated
                                   812 Thirteenth Avenue
                                   Sidney, Nebraska  69162
                                   Attention:  David A. Roehr
                                   Fax No.:  (308) 254-6969

                                   with a copy to:

                                   Koley, Jessen, Daubman & Rupiper, P.C.
                                   1125 South 103 Street, Suite 800
                                   Omaha, Nebraska  68124
                                   Attention:  Paul C. Jessen
                                   Fax No.:  (402) 390-9005

         All such communications mailed shall be deemed to have been given or served three (3) business days after the date of such mailing. All such communications delivered personally shall be deemed to have been given on the date of delivery. All such communications given by facsimile shall be deemed to have been given on the date the facsimile transmission is sent if confirmation of receipt is obtained, including confirmation given by the sending facsimile machine. Either Purchaser or Gander Mountain may, upon notice to the other as aforesaid, designate a different address or different addresses to which communications intended for it are to be sent.

                          e. ENTIRE AGREEMENT. This Agreement, the documents referred to herein and the letter of even date herewith from Gander Mountain to Purchaser contain the entire agreement between the parties hereto with respect to the transactions contemplated hereby, and no prior agreements, representations or warranties are of any force or effect; provided, however, that, except as expressly provided for in this Agreement, nothing herein shall affect the letter agreement, dated August 24, 1995, between Purchaser and GMI, which agreement shall continue in effect in accordance with its terms.

                          f. EXHIBITS INCORPORATED. All Exhibits and Schedules attached hereto and identified herein are incorporated herein by this reference.

                          g. COUNTERPART EXECUTION. This Agreement may be executed in a number of counterparts and all counterparts executed by Purchaser and Gander Mountain shall constitute one and the same agreement, and it shall not be necessary for Purchaser and Gander Mountain to execute the same counterpart hereof.

                          h. BREACH; WAIVER. No waiver of any breach of any warranty, representation, covenant or other term or provision of this Agreement shall be deemed to be a waiver of any preceding or succeeding breach of the same or any other warranty, representation, covenant, term or provision. Any waiver of any condition or covenant herein must be in writing signed by the waiving party.

                          i. ASSIGNMENT. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their
         respective successors and assigns.    Gander Mountain shall have the
         right to assign its rights under this Agreement to its bank group as collateral security for obligations owed to them or, after the Closing Date, to assign this Agreement to a purchaser of substantially all the assets of Gander Mountain but no such assignment shall relieve Gander Mountain of its liability with respect hereto. Purchaser shall have the right to assign this Agreement to any entity a majority of whose equity interest is owned by Purchaser, but no assignment shall relieve Purchaser of its obligations hereunder. No assignment shall entitle any assignee to any greater rights hereunder than the assignor was entitled to.

                          j. PUBLICITY. Except as otherwise required by law as advised by counsel, no public announcements (including to employees in general) with regard to the transactions contemplated hereby shall be made without the mutual agreement of both parties.

                          k. EXPENSES. Except as otherwise specifically provided herein, each party shall bear all costs and expenses of its attorneys, accountants and other advisors and all other costs and expenses of such party incident to the transactions contemplated hereby.

                          l. INTERPRETATION. Article titles and headings to sections herein are inserted for convenience of reference only and are not intended to be a part of or to affect the meaning or interpretation of this Agreement.

                          m. PARTIAL INVALIDITY. Wherever possible, each provision hereof shall be interpreted in such manner as to be effective and valid under applicable law, but in case any one or more of the provisions contained herein shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, such provision shall be ineffective to the extent, but only to the extent, of such invalidity, illegality or unenforceability without invalidating the remainder of such invalid, illegal or unenforceable provision or provisions or any other provisions hereof, unless such a construction would be unreasonable.

                          n. 800 NUMBERS. For such period after the Closing Date as ends not more than three months after the date hereof, Gander Mountain shall have the right to use (at Gander Mountain's expense) the inbound 800 telephone numbers used by the Catalog Division for the limited purposes and time specified in the Noncompetition Agreement.

                          o. EMPLOYEES. Within seven days following the date of this Agreement, Gander Mountain agrees to post a worksite notice and distribute a memorandum, in form and content reasonably satisfactory to Gander Mountain and Purchaser, the substance of which shall be to advise employees of the Catalog Division who are not to be hired or retained by Gander Mountain that, if such employees are interested in employment with Purchaser, they should contact a representative of Purchaser to be identified in such notice or memorandum.

                          p. GMI SHAREHOLDER APPROVAL. Unless a third party has obtained a judgment not subject to appeal to the effect that approval of GMI's shareholders is required to effect the transactions contemplated hereby, Purchaser shall not challenge any failure of GMI to obtain such shareholder approval and shall cooperate with
GMI in resisting any challenge by any third party.

                 IN WITNESS WHEREOF, the parties have executed this Agreement as of the date and year first above written.


GANDER MOUNTAIN, INC.                      CABELA'S INCORPORATED


By: /s/Ralph L. Freitag                         By: /s/David A. Roehr
    -----------------------------------             ---------------------------


       Title:  Chief Executive Officer          Title: Vice President
               ------------------------                ------------------------


GMO, INC.


By: /s/Ralph L. Freitag
    ---------------------------------------

         Title: Executive Vice President
                ---------------------------

                 The following schedules and exhibits to the foregoing Asset Purchase Agreement are not being filed in accordance with Item 601(b)(2) of Regulation S-K of the Securities and Exchange Commission. Gander Mountain, Inc. hereby agrees to furnish supplementally a copy of any such schedule or exhibit to the Commission upon its request.

Schedule 1(a)(3) - Listing of Miscellaneous Assets
Schedule 4(b) - List of Liens
Schedule 4(f) - Certain persons who had access to the Customer List
Bill of Sale
Trademark License Agreement
Noncompetition Agreement
Form of Opinion of Counsel to Gander Mountain, Inc.
Consent and Covenant Not to Sue
Purchaser Noncompetition Agreement
Form of Opinion of Counsel to Cabela's Incorporated
Assumption of AT&T Liabilities